Exhibit 5.1
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
(585) 232-6500
Fax: (585) 232-2152
February 12, 2008
Premier Exhibitions, Inc.
3340 Peachtree Road, NE, Suite 2250
Atlanta, Georgia 30326
Ladies and Gentlemen:
     We have acted a counsel to Premier Exhibitions, Inc., a Florida corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (such Registration Statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission (the “Commission”) of the sale of 360,000 shares of the Common Stock of the Company, par value $.0001 per share (the “Common Stock”) by certain selling shareholders pursuant to the prospectus contained as part of the Registration Statement. All such shares underlie certain warrants that are currently exercisable in full (the “Warrants”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including the Company’s Amended Certificate of Incorporation and its Bylaws. As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon representations of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We have also relied, without investigation, upon certificates and other documents from public officials.
     Our opinion set forth below is limited to the corporate laws of the State of Florida.
     Based upon and subject to the foregoing, and other qualifications and limitations contained herein, and provided that (a) the above-referenced Registration Statement has become effective under the Securities Act and assuming that the Registration Statement remains in effect throughout the period during which the shares are being offered and sold by the selling shareholders, and (b) the applicable consideration has been paid in full to the Company to exercise the Warrants prior to the sale of any such shares underlying such Warrants, we are of the opinion that the shares of Common stock to be offered and sold pursuant to the Registration Statement will be fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinion” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact that may affect the continued correctness of our opinion as of a later date.

Very truly yours,
/s/ Harter Secrest & Emery LLP